Exhibit 21.1
LIST OF SUBSIDIARIES
AS OF DECEMBER 31, 2005
      1. PlanetOut USA Inc., a Delaware corporation.
      2. LPI Media Inc., a Delaware corporation.
      3. SpecPub, Inc., Delaware corporation.